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Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors
CVS Corporation and subsidiaries:

        We consent to the use of our reports dated February 6, 2004, relating to the consolidated balance sheets of CVS Corporation and subsidiaries as of January 3, 2004 and December 28, 2002, and the related consolidated statements of operations, shareholders' equity, and cash flows for the fifty-three week period ended January 3, 2004 and the fifty-two week periods ended December 28, 2002 and December 29, 2001 and the related financial statement schedule, incorporated herein by reference and to the reference to our firm under the headings "Experts" and "Selected Consolidated Financial and Operating Data" in the prospectus.

        Our reports refer to the adoption of Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets", in 2002 and the adoption of the provisions of Emerging Issues Task Force Issue No. 02-16, "Accounting by a Reseller for Cash Consideration received from a Vendor", in 2003.

/s/ KPMG LLP

Providence, Rhode Island
September 15, 2004

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  Exhibit 23.2
Consent of Independent Registered Public Accounting Firm